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                                                                EXHIBIT 10.12(a)

                FIRST AMENDMENT TO THE STERLING CHEMICALS, INC.
                              AMENDED AND RESTATED
                         EMPLOYEE STOCK OWNERSHIP PLAN
                       (Effective as of October 1, 1993)


                              W I T N E S S E T H:

     WHEREAS, Sterling Chemicals, Inc. (the "Employer") maintains the Sterling Chemicals, Inc. Amended and Restated Employee Stock Ownership Plan (Effective as of October 1, 1993) (the "Plan"); and

     WHEREAS, the Employer, pursuant to Section 14.1 of the Plan, has the right to amend the Plan from time to time subject to certain limitations.

     NOW, THEREFORE, in order to make various revisions desired by the Employer, the Plan is hereby amended in the following manner:

1. Effective January 1, 1994, Section 4.7(d)(i) is hereby amended in its entirety to read as follows:

                                (i) The combined actual contribution ratio for the family group (which shall be treated as one Highly Compensated Participant) shall be determined by aggregating Employer contributions and "414(s) Compensation" of all eligible Family Members (including Highly Compensated Participants). However, in applying the limitation under Code Section 401(a)(17) to "414(s) Compensation," Family Members shall include only the affected employee's spouse and any lineal descendants who have not attained age 19 before the close of the Plan Year.

2. Effective January 1, 1994, Section 7.1(d) is hereby amended in its entirety to read as follows:

                      (d) For purposes of applying the limitations of Code Section 415, "415 Compensation" shall include the participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan
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              (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and in the case of a participant who is an Employee within the meaning of Code Section 401(c)(1) and the regulations thereunder, the participant's earned income (as described in Code Section 401(c)(2) and the regulations thereunder)) paid during the "limitation year." "415 Compensation" shall exclude (1)(A) contributions made by the Employer to a plan of deferred compensation to the extent that, before the application of the Code Section 415 limitations to the Plan, the contributions are not includable in the gross income of the Employee for the taxable year in which contributed, (B) Employer contributions made on behalf of an Employee to a simplified employee pension plan described in Code Section 408(k) to the extent such contributions are deductible by the Employee under Code Section 219(a), (C) any distributions from a plan of deferred compensation regardless of whether such amounts are includable in the gross income of the Employee when distributed except that any amounts received by an Employee pursuant to an unfunded non-qualified plan to the extent such amounts are includable in the gross income of the Employee; (2) amounts realized from the exercise of a non-qualified stock option or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (3) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and
              (4) other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of any annuity contract described in Code Section 403(b) (whether or not the contributions are excludable from the gross income of the Employee).

                      "414(s) Compensation" with respect to any participant
              means such participant's Pre-tax Contributions attributable to Deferred Compensation







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              recharacterized as After-tax Savings pursuant to Section 5.10(a)
              of the Savings and Investment Plan plus "415 Compensation" paid during a Plan Year. The amount of "414(s) Compensation" with respect to any participant shall include "414(s) Compensation" for the entire twelve month period ending on the last day of such Plan Year. For purposes of this Section, the determination of "414(s) Compensation" shall be made by including amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the participant under Code Sections 125, 402(e)(3), 402(h), 403(b) or 457, and Employee contributions described in Code Section 414(h)(2) that are treated as Employer contributions.

                      In addition to other applicable limitations set forth in
              the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual "414(s) Compensation" of each employee taken into account under the Plan shall not exceed the "OBRA '93 Annual Compensation Limit." The "OBRA '93 Annual Compensation Limit" is $150,000, as adjusted for increases in the cost of living in accordance with Code Section 401(a)(17)(B). The cost of living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which "414(s) Compensation" is determined ("Determination Period") beginning in such calendar year. If a Determination Period consists of fewer than 12 months, the "OBRA '93 Annual Compensation Limit" will be multiplied by a fraction, the numerator of which is the number of months in the Determination Period, and the denominator of which is 12.

                      Any reference in this Plan to the limitation under Code
              Section 401(a)(17) shall mean the "OBRA '93 Annual Compensation Limit" set forth in this Section.

                      If "414(s) Compensation" for any prior Determination
              Period is taken into account in determining a participant's benefits accruing in the current Plan Year, the "414(s) Compensation" for that prior Determination Period is subject to





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              the "OBRA '93 Annual Compensation Limit" in effect for that prior
              Determination Period.  For this purpose, for Determination
              Periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the "OBRA '93 Annual Compensation Limit" is $150,000. In applying this limitation, the family group of a Highly Compensated Participant who is subject to the Family Member aggregation rules of Code Section 414(q)(6) because such participant is either a "five-percent owner" of the Employer or one of the ten (10) Highly Compensated Employees paid the greatest "415 Compensation" during the year, shall be treated as a single participant, except that for this purpose Family Members shall include only the affected participant's spouse and any lineal descendants who have not attained age nineteen (19) before the close of the year.

     IN WITNESS WHEREOF, the Employer has executed this First Amendment to the Sterling Chemicals, Inc. Amended and Restated Employee Stock Ownership Plan (Effective as of October 1, 1993) on this ____ day of ______________, 1994.


                                                STERLING CHEMICALS, INC.

Attest:
                                                By:____________________________
_________________________                                            "Employer"






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